EXHIBIT 10.2(b)

PEOPLES BANCORP INC. ANNUAL REPORT ON FORM 10-K
FOR FISCAL YEAR ENDED DECEMBER 31, 2009

PEOPLES BANCORP INC.
INCENTIVE AWARD PLAN

Objectives
1.	Reward employees for enhancing shareholder value.
2.	Contribute toward a compensation program that serves to retain, recruit, and develop talented financial services personnel and management.

Participation
1.
The Compensation Committee approves the participation of executive officers in the Incentive Plan. Executive officers identify other officers and employees who serve Peoples in a support role for inclusion in the Incentive Plan.

2.	Participants must be employed as of the payout date in respect of a measurement period to receive payment for such measurement period.
3.	Participants must be employed before July 1 of Peoples’ fiscal year to be eligible for payment for the related measurement period.
4.	The Compensation Committee retains the right to exercise discretion in the awarding of actual payments under the Incentive Plan.

Plan Design, Performance Measures, and Payouts
1.	The Incentive Plan is designed to recognize and reward performance against established financial and non-financial targets.
a.	Corporate goals and individual goals are established on an annual basis.
i.	Corporate goals are established for the measurement period and a three-year period that includes the measurement period by the Board of Directors at their discretion.
ii.	It is contemplated the corporate goals will be comprised of a variety of metrics, including those related to Peoples’ financial performance, capital adequacy and credit quality.
iii.	Individual goals for the executive officers will be approved by the Compensation Committee on an annual basis.
b.
An absolute minimum level of corporate performance in respect of one or more of the financial goals is established on an annual basis by the Board of Directors.  This is the minimum level of corporate performance that must be achieved before any incentive payout which may otherwise be earned in respect of the level of achievement for any other corporate or individual goal can be made.  If Peoples fails to meet the designated absolute minimum level of corporate performance, no participant will be eligible for any incentive payout.  However, the Compensation Committee retains the right to make incentive payouts based on achievement of the established corporate and/or individual goals, even if the absolute minimum level of corporate performance is not attained.

2.	Three levels of achievement are established for each goal: threshold, target and maximum.
3.	All potential payouts under the Incentive Plan will be awarded as a percentage of the salary of the participant.
4.	All awards under the Incentive Plan will be paid by March 15 of the year following the measurement period, which is Peoples' fiscal year.
a.	Executive officers and certain other officers will be eligible to receive a potential payout in a blend of cash and stock.
b.	Other participants will be eligible to receive a potential payout in cash only.
5.
Fifty percent of the payout level attributable to attainment of the performance goals will be awarded to an executive officer in the form of an annual cash incentive.  The remaining 50% of the payout level achieved would be in the form of equity-based long-term incentive compensation under the 2006 Equity Plan.

a.
The Compensation Committee is contemplating the use of time-vesting and performance-vesting for any potential payout in the form of equity-based long-term incentive compensation under the 2006 Equity Plan.

b.
The Compensation Committee will also establish any multiple-year vesting or performance periods which will be applicable to any potential payout in the form of equity-based long-term incentive compensation under the 2006 Equity Plan.